STOCK PURCHASE AGREEMENT

                                 by and among

    Crescent Computers, Inc., a Georgia corporation, and its shareholders

                                     and

    Intelligent Products Marketing, Inc., a California corporation, and its shareholders

                                     and

    IG Distributing, Inc., a California corporation, and its shareholders

                           Dated as of May 1, 1997
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                                  TABLE OF CONTENTS
                                                                            Page

ARTICLE I

      PURCHASE OF STOCK........................................................1
      Section 1.1 Purchase and Sale............................................1
      Section 1.2 Purchase Price...............................................1
      Section 1.3 Purchase Price Adjustment....................................2
      Section 1.4 The Closing..................................................4

ARTICLE II

      REPRESENTATIONS AND WARRANTIES...........................................4
      Section 2.1 Representations and Warranties of the Companies and the
                    Shareholders...............................................4
      Section 2.2 Representations and Warranties of Purchaser.................20
      Section 2.3 Survival of Representations and Warranties..................21
      Section 2.4 Disclosure..................................................21

ARTICLE III

      COVENANTS...............................................................21
      Section 3.1 Covenants Against Disclosure................................21
      Section 3.2 Access to Information.......................................22
      Section 3.3 Interim Period..............................................22
      Section 3.4 Special Crescent Covenants..................................23
      Section 3.5 On and After Closing........................................24
      Section 3.6 Non-Competition.............................................24
      Section 3.7 Further Assurances..........................................25

ARTICLE IV

      CONDITIONS PRECEDENT TO OBLIGATIONS.....................................25
      Section 4.1 Conditions to Obligations of Purchaser......................25
      Section 4.2 Conditions to Obligations of the Company and the Selling
                    Shareholders..............................................27

ARTICLE V

      INDEMNIFICATION.........................................................28
      Section 5.1 Survival of Representations, Warranties, Covenants and
                    Agreements................................................28
      Section 5.2 Indemnification of Purchaser................................28
      Section 5.3 Indemnification of the Selling Shareholders.................29
      Section 5.4 Procedure for Indemnification with Respect to Third-Party
                    Claims....................................................29
      Section 5.5 Procedure For Indemnification with Respect to Non-Third
                    Party Claims..............................................30
      Section 5.6 Escrowed Shares.............................................30


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ARTICLE VI

      TERMINATION AND CONDITIONS SUBSEQUENT...................................31
      Section 6.1 Termination.................................................31
      Section 6.2 Effect of Termination.......................................31
      Section 6.3 Conditions Subsequent to Obligations........................31

ARTICLE VII

      MISCELLANEOUS PROVISIONS................................................32
      Section 7.1 Notice......................................................32
      Section 7.2 Entire Agreement............................................32
      Section 7.3 Binding Effect: Assignment..................................32
      Section 7.4 Expenses of Transaction.....................................32
      Section 7.5 Waiver; Consent.............................................32
      Section 7.6 Counterparts................................................33
      Section 7.7 Severability................................................33
      Section 7.8 Remedies of the Parties.....................................33
      Section 7.9 Governing Law...............................................33
      Section 7.10 Arbitration; Attorneys' Fees...............................33
      Section 7.11 Cooperation and Records Retention..........................34
      SCHEDULE 1.2............................................................37
      SCHEDULE 2.1(b).........................................................38
      SCHEDULE 2.2(b).........................................................39


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                              STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of May 1, 1997 among , Crescent Computers, Inc., a Georgia corporation ("Purchaser"), the shareholders of Crescent set forth on the signature page of this Agreement (the "Crescent Shareholders"), Intelligent Products Marketing, Inc., a California corporation and IG Distributing, Inc., a California corporation, together doing business as Intelligent Graphics Distribution (collectively, "IGD" or the "Company"), and the shareholders of IGD set forth on the signature page of this Agreement (the "Selling Shareholders").

      WHEREAS, the Company is engaged in, among other things, the business of computer integration and wholesale distribution of computer products (such business is referred to herein collectively as the "Business"); and

      WHEREAS, Purchaser desires to purchase all the issued and outstanding shares of capital stock of the Company held by the Selling Shareholders and the Selling Shareholders desire to sell such shares to Purchaser, subject to the terms and conditions hereinafter set forth (such purchase and sale of capital stock of the Company shall be referred to herein as the "Acquisition"); and

      WHEREAS, Purchaser and the Selling Shareholders desire to enter into this Agreement with the understanding that this Agreement will supercede all prior oral and written agreements between the parties.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

                                      ARTICLE I

                                  PURCHASE OF STOCK

      Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase on the Closing Date (as hereinafter defined), and the Selling Shareholders each agree to sell to Purchaser at the Closing (as hereinafter defined), all of the issued and outstanding shares of the capital stock of the Company, which consists of the number of shares of common stock, and all rights existing with respect thereto, held by each of the Selling Shareholders, as set forth on Schedule 2.1(b) attached hereto.

      Section 1.2 Purchase Price. (a) In consideration for the Capital Stock (as defined in Section 2.1(b)) and in full payment therefor Purchaser will pay the Selling Shareholders $700,000 (hereinafter the "Purchase Price"), but subject to the adjustments to the Purchase Price set out in Section 1.3, such payment to be evidenced by the issuance to the Selling Shareholders of an aggregate of 900 shares of Purchaser's common stock (the "Common Stock") in the respective amounts reflected in Schedule 1.2 attached hereto (hereinafter called the "Purchase Price"). All shares of Common Stock issued as herein described shall have identical rights as to dividends, voting and all other matters. Except as expressly provided in this Agreement, there shall be no other consideration paid to or for the account of the Selling Shareholders in connection with or relating in any way to the transactions contemplated hereby.


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      Section 1.3 Purchase Price Adjustment. (a) As used in this Section 1.3, the following capitalized terms shall have the meanings set forth below:

"Actual Company Value" shall mean the aggregate of the Company's and any subsidiary's Fixed Assets, plus their Current Assets, less their Liabilities on the Closing Date.

"Company Shortfall" means the excess, if any, of the Warranted Company Value (as hereinafter defined) over the Actual Company Value on the Closing Date, subject to the limitations set forth in this Section 1.3.

"Current Assets" shall be used in all respects in accordance with generally accepted accounting principles consistently applied ("GAAP") and comprises the aggregate of all cash, cash equivalents, receivables and inventory, but specifically excludes any deferred assets including without limitation deferred tax and deferred income, and valued in accordance with GAAP, and on a basis in all material respects consistent with that adopted for the purposes of the last audited financial statements of the Company and the value of all receivables and inventory has been written down to realizable market value and adequate provision has been made therefor.

"Fixed Assets" shall be used in all respects in accordance with GAAP and shall mean fixed assets at the values at which they were included in the latest audited financial statements (or if acquired after the balance sheet date, their cost), less depreciation calculated in accordance with the method adopted in the financial statements. Fixed Assets shall specifically exclude, and no value shall be attributable to, any intangible assets (including without limitation goodwill, trademarks, service marks, formulas, franchise rights and patents), and no asset shall be written up or revalued above its original cost less applicable depreciation.

"Liabilities" shall be used in all respects in accordance with GAAP and shall mean all liabilities, whether long-term or current, including without limitation all actual liabilities of the Company on the Closing Date, with proper provision in accordance with GAAP, having been made therein for all other liabilities of the Company then outstanding whether contingent, quantified, disputed or not, including without limitation the cost of any work or material for which payment has been received or credit taken, any future loss which may arise in connection with uncompleted contracts and any claims against the Company in respect of completed contracts.

"Net Asset Value Shortfall" means the excess, if any, of the Warranted Tangible Net Asset Value over the Actual Tangible Net Asset Value on the Closing Date, subject to the limitations set forth in this Section 1.3.

"Actual Tangible Net Asset Value" shall mean the aggregate amount of the Current Assets less Liabilities on the Closing Date.

"Warranted Company Value" shall mean $406,500.

"Warranted Tangible Net Asset Value" shall mean $356,500.


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      (b) Each Selling Shareholder represents and warrants to the Purchaser that the Warranted Company Value and the Warranted Tangible Net Asset Value of the Company shall be not less than the amounts set forth above. The Purchase Price shall be increased by the amount (if any) by which the Company's Actual Tangible Net Asset Value exceeds its Warranted Tangible Net Asset Value on the Closing Date. Such amount will be paid by the Purchaser to the Selling Shareholders within ninety (90) days after the determination of Actual Company Value and Actual Tangible Net Asset Value, in cash provided the Purchaser has net assets of at least $8,000,000 on such date. Otherwise such amount shall bear interest at the rate which is three percent (3%) per annum in excess of the then prime rate of interest of NationsBank of Georgia, N.A., to be evidenced by a six month promissory note issued by Purchaser to the Selling Shareholders in substantially the form of Exhibit 1.3(b) attached hereto. The Purchase Price payable by Purchaser to the Selling Shareholders shall be reduced by one of the following, whichever is greater:

      Company Shortfall / Warranted Company Value x Purchase Price

      Net Asset Value Shortfall / Warranted Tangible Net Asset Value x Purchase Price

      (c) If any receivable of the Company existing as of the Closing Date remains uncollected by the Company or its successor the later of 90 days after the Closing Date or 150 days after the date of invoice, or has, as of the later of such dates, been collected at less than its full value as shown in Current Assets on the Closing Date ("Collection Shortfall"), then (i) the Purchaser shall have the option of assigning such receivable to the Selling Shareholders, without representation or warranty, not more than 180 days after the Closing Date, and demanding the amount of the Collection Shortfall, and upon such assignment, such Selling Shareholders shall pay the Company such amount, in cash, within sixty (60) days after demand; provided that Purchaser shall have exercised all reasonable efforts at collecting such receivable at such full value; and (ii) the Selling Shareholders shall have the option of causing the Purchaser to sell such receivable to the Selling Shareholders, without representation or warranty, not more than 180 days after the Closing Date, and paying the amount of the Collection Shortfall, and upon such assignment, the Selling Shareholders shall pay Purchaser such amount, in cash, within sixty (60) days after demand. The Selling Shareholders shall thereafter be free to pursue such collection measures as they in their sole discretion shall deem necessary or appropriate. To the extent, if any, that the Collection Shortfall remains unpaid after such sixty (60) day period, Purchaser shall adjust the Selling Shareholders' shares of Common Stock, effective as of the Closing Date, in accordance with the formulae set forth in Section 1.3(b) above, adding Collection Shortfall to Company Shortfall or Net Asset Value Shortfall, as the case may be.

      (d) If any items of the Company's inventory existing as of the Closing Date remain unsold by the Company or its successor 180 days thereafter or have been sold at less than full value as shown in Current Assets on the Closing Date ("Inventory Shortfall"), Purchaser not more than 210 days after the Closing Date shall deliver and transfer such unsold inventory to the Selling Shareholders without representation or warranty and shall demand the amount of the Inventory Shortfall, and upon such transfer and delivery, the Selling Shareholders shall pay the Company such amount, in cash, within thirty (30) days of demand; provided that Purchaser shall have exercised all reasonable efforts at selling such inventory at such full value. Such Selling Shareholders shall, at any time after Purchaser's demand of the Inventory Shortfall, be free to sell such inventory as they in their sole discretion shall deem necessary


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or appropriate. To the extent if any that the Inventory Shortfall remains unpaid after such thirty (30) day period, Purchaser shall adjust such Selling Shareholders' shares of Common Stock, effective as of the Closing Date, in accordance with the formulae set forth in Section 1.3(b) above, adding Inventory Shortfall to Company Shortfall or Net Asset Value Shortfall, as the case may be.

      (e) Purchaser and each Selling Shareholder shall escrow twenty percent (20%) of the shares of Common Stock to be delivered to such Selling Shareholder (the "Escrowed Shares"), to be subject to redistribution by Purchaser in the circumstances described in this Section 1.3. The terms of the escrow shall be substantially as set forth in the form of Escrow Agreement attached as Exhibit 1.3(e) hereto. Any Escrowed Shares not subject to redistribution for the purposes of this Section shall be released to such Selling Shareholders as follows: one-half within thirty (30) days of the determination of the application of this Section 1.3 pursuant to the provisions of subsection (b),
(c) or (d) above, as the case may be, and one-half on the first anniversary of the Closing Date.

      (f) As an example of the application of subsections (b) and (c) above, if on the Closing Date the Actual Company Value of IGD shall be $381,500, rather than the Warranted Company Value of $406,500, being a $15,000 shortfall in Warranted Tangible Net Asset Value and a $10,000 shortfall in Fixed Assets, and an additional shortfall is determined under subsection (c) above in the amount of $50,000 and such amount remains unpaid, the Purchaser shall decrease the shares of Common Stock to be distributed to the Selling Shareholders of IGD by 110 shares, computed as follows:

      $50,000 / $406,500 x 900 = 110 Shares

      $40,000 / $356,500 x 900 = 100 Shares

      Section 1.4 The Closing. Subject to termination of this Agreement as provided in Article VI below, the closing and consummation of the Acquisition contemplated by this Agreement shall take place in the offices of Purchaser's attorneys on such date that the conditions of closing set forth in Article IV hereof have been satisfied or waived, or such other date as the parties hereto may mutually select (the "Closing Date"), which in no event shall be later than 45 days after the date of this Agreement, unless extended by the unanimous agreement of Purchaser and the Selling Shareholders. The "Closing" shall mean the deliveries to be made by the parties hereto on the Closing Date in accordance with this Agreement. The Acquisition shall be deemed to have become effective as of 12:01 a.m. Atlanta, Georgia Time on the Closing Date.

                                     ARTICLE II

                           REPRESENTATIONS AND WARRANTIES

      Section 2.1 Representations and Warranties of the Companies and the Shareholders. The Company and each of the Selling Shareholders hereby severally represents and warrants to Purchaser that:

            (a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Illinois (the "State"), and has all requisite power and authority


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to lease, own, and operate its properties and carry on the Business and operations and to directly own, lease, and operate its assets. The Company is duly qualified or licensed to do business as a corporation, and is in good standing in the State. The Company has delivered to Purchaser complete and accurate copies of its Articles of Incorporation and Bylaws and all amendments thereto, and all minutes and actions of its Board of Directors and shareholders. Neither the Company nor any of the Selling Shareholders is in violation of any of the provisions of the Articles of Incorporation or the Bylaws.

            (b) Capitalization and Ownership. The authorized and outstanding capital stock of the Company (including without limitation all voting securities) (the "Capital Stock") and its par value per share, if any, is as set forth on Schedule 2.1(b) hereto. Each person listed on Schedule 2.1(b) is the lawful owner of that number of the issued and outstanding shares of capital stock of the Company set forth opposite such person's name, free and clear of any restrictions upon transfer except as indicated in Schedule 2.1(b), all of which restrictions shall be removed no later than the Closing Date. The shares of Capital Stock set forth on Schedule 2.1(b) constitute all of the shares of capital stock of the Company and all such shares have been duly authorized and are validly issued, fully paid and nonassessable, and to the best of the knowledge and belief of the Company and the Selling Shareholders, have been issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, warrants, calls, options, conversion rights, rights of exchange or other commitments, plans, agreements, or arrangements of any nature under which the Company or the Selling Shareholder may be obligated to issue, assign, exchange, purchase, redeem or transfer any shares of capital stock of the Company, and there are no shareholders' agreements to which the Company or the Selling Shareholders is a party, or proxies, voting trust agreements or similar agreements or options executed by the Company or the Selling Shareholders or to which the Capital Stock is subject. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company or the Selling Shareholders to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Upon issuance of shares of Common Stock for the shares of the Company's Capital Stock, as set forth herein, Purchaser shall acquire good and marketable title to the shares of Capital Stock of the Company, free and clear of any liens, pledges, encumbrances, security interests, charges, equities or restrictions of any nature. The Company has satisfied all of its obligations to all current and past shareholders, and none of such current or past shareholders has any claims, or any basis therefor, against the Company arising out of or relating to obligations of the Company to such current or past shareholders. None of the shares of the Company's Capital Stock was issued pursuant to awards, grants, or bonuses.

            (c) Subsidiaries. Except as set forth in Schedule 2.1(c), the Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, limited liability company, trust, joint venture or other entity.

            (d) Authorization. The Company and each of the Selling Shareholders have full power and authority to enter into this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Each individual named in Section 4.2(f)


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has full power and authority to enter into the Shareholders' Employment
Agreements in the form attached hereto as Exhibit 4.2(f) (the Shareholders' Employment Agreements are collectively referred to herein as the "Related Agreements") to which such Selling Shareholder is a party, to perform his or her obligations thereunder and to consummate the transactions contemplated thereby. Each corporate Selling Shareholder is duly organized and existing under the laws of the jurisdiction of its incorporation. The Company and/or each of the Selling Shareholders, as appropriate, have taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements. This Agreement and the Related Agreements constitute valid and binding obligations of the Company and the Selling Shareholders (to the extent to which each is a party), enforceable in accordance with their respective terms; except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting contracts, creditors' rights and other laws and remedies generally.

            (e) Financial Information. The Company has delivered its unaudited balance sheets and related statements of operations and cash flows at and for the fiscal years ended 1994 and 1995, and 1996 to date, and will deliver to Purchaser before May 31, 1997 its audited balance sheets and related statements of operations and cash flows at and for the fiscal years ended 1994, 1995 and 1996 (the "Annual Financial Statements"), and on the Closing Date the unaudited balance sheet and statement of operations at and for the four-month period ended April 30, 1997 (the "Unaudited Financial Statements"). To the best of the knowledge and belief of the Company and the Selling Shareholders, the Annual Financial Statements and Unaudited Financial Statements (collectively, the "Financial Statements") have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") on a consistent basis throughout the periods indicated and with each other, and the Financial Statements present accurately the financial condition of the Company as of the respective dates thereof and the results of operations for the periods then ended. All of the Company's general ledgers, books, and records are located at the Company's principal place of business in the State or at the offices of its accountant. The Company agrees to engage, at its own cost and expense, an accounting firm selected by Purchaser and reasonably acceptable to the Company to audit the Annual Financial Statements.

            (f) Deposit Accounts; Powers of Attorney. Schedule 2.1(f) hereto lists:

                  (i) the name of each financial institution in which the Company has accounts or safe deposit boxes;

                  (ii) the names in which the accounts or boxes are held;

                  (iii) the type of account; and

                  (iv) the name of each person authorized to draw thereon or have access thereto.

There are no persons, corporations, firms or other entities holding a general or special power of attorney from the Company.


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            (g) Liabilities and Obligations. Other than as set forth in the unaudited Financial Statements at the date of this Agreement, Schedule 2.1(g) sets forth an accurate list of all liabilities of the Company, and any significant liabilities incurred thereafter in the ordinary course of business or liabilities which are not reflected in the balance sheet of any kind, character, or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, whether in litigation or otherwise, the Company shall provide the following information:

                  (i) a summary description of the liability together with the following:

                        (a) copies of all relevant documentation relating thereto;

                        (b) amounts claimed and any other action or relief sought; and

                        (c) name of claimant and all other parties to the claim, suit, or proceeding.

                  (ii) the name of each court or agency before which such claim, suit, or proceeding is pending;

                  (iii) the date such claim, suit, or proceeding was instituted;

                  (iv) a reasonable estimate by the Company of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the Company's best estimate shall for purposes of this Agreement be deemed to be zero.

            (h) Product and Service Warranties and Reserves. Except as set forth in Schedule 2.1(h), there are no product warranty claims relating to sales of the Company's products occurring on or prior to the date of this Agreement. The only express warranties, written or oral, with respect to the products or services sold by the Company are set forth in Schedule 2.1(h).

            (i) Absence of Certain Changes and Events. Except as set forth in
Schedule 2.1(i) hereto, to the best of the knowledge and belief of the Company and the Selling Shareholders, since the date of the Unaudited Financial Statements there has not been:

                  (i) Any material adverse change in the financial condition, results of operation, assets, liabilities or prospects of the Company or the Business, or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                  (ii) Any transaction relating to or involving the Company, the Business, the assets of the Company or the Selling Shareholders which was entered into or carried out by the Company or the Selling Shareholders other than in the ordinary and usual course of business;


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                  (iii) Any change by the Company in its accounting or tax
practices or procedures;

                  (iv) Any incurrence of any liability, other than liabilities incurred in the ordinary course of business consistent with past practices;

                  (v) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of its properties (whether leased or owned), or the assets of the Company, other than sales, leases, or dispositions of goods, materials, or equipment in the usual and ordinary course of business and consistent with prior practice;

                  (vi) Any event permitting any of the assets or the properties of the Company (whether leased or owned) to be subjected to any pledge, encumbrance, security interest, lien, charge, or claim of any kind whatsoever (direct or indirect) (collectively, "liens");

                  (vii) Any increase in compensation or any adoption of, or increase in, any bonus, incentive compensation, pension, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan, payment or arrangement to, for, or with any employee of the Company, other than certain bonuses paid to the Selling Shareholders and disclosed in writing to the Purchaser;

                  (viii)Any payment or distribution of any bonus to, or cancellation of indebtedness owing from, or incurring of any liability relating to any employees, consultants, directors, officers, or agents, or any persons related thereto, other than certain bonuses paid to the Selling Shareholders;

                  (ix) Any notice (written or unwritten) from any employee of the Company that such employee has terminated, or intends to terminate, such employee's employment with the Company;

                  (x) Any adverse relationship or condition with Suppliers (as defined in Section 2.1(q)(i) hereof), vendors, or Customers (as defined in
Section 2.1(ae) hereof) that may have an adverse effect on the Company, the Business, or the assets of the Company;

                  (xi) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had an adverse effect on the Company, the properties (whether leased or owned), the Business, or the assets of the Company or any such event which could be expected to have an adverse effect on the Company, the properties (whether leased or owned), the Business, or the assets of the Company;

                  (xii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument to which the Company or the Selling Shareholders


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are a party and relating to or affecting the Business or the assets of the
Company other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

                  (xiii) Any discharge or satisfaction of any Lien or payment of any liabilities, other than in the ordinary course of business;

                  (xiv) Any waiver of any rights of substantial value by the Company, other than waivers having no material adverse effect on the Company;

                  (xv) Any issuance of equity securities of the Company or any issuance of warrants, calls, options or other rights calling for the issuance, sale, or delivery of the Company's equity securities;

                  (xvi) Any declaration of any dividend or any distribution of any shares of its capital stock, or redemption, purchase, or other acquisition of any shares of its capital stock or any grant of an option, warrant, or other right to purchase or acquire any such shares;

                  (xvii)Any amendment, or agreement to amend, the Company's Articles of Incorporation or Bylaws, or any merger or consolidation with, or any agreement to merge or consolidate with, any other corporation, partnership, limited liability company or any other entity;

                  (xviii) Any reduction, or agreement to reduce, the cash or short-term investments of the Company, other than to meet cash needs arising in the ordinary course of business;

                  (xix) Any work interruptions, labor grievances or claims filed, proposed law or regulation or any event of any character, materially adversely affecting the Business or future prospects of the Company;

                  (xx)  Any revaluation by the Company of any of its assets;

                  (xxi) Any loan by the Company to any person or entity, or any guaranty by the Company of any loan; or

                  (xxii)To the best knowledge of the Company and the Selling Shareholders, any other event or condition of any character which materially adversely affects, or reasonably may be expected to so affect, the assets of the Company, the Business, or the properties (whether leased or owned) of the Company.

            (j) Inventory. Schedule 2.1(j) sets forth the reasonable value of the Company's inventory. All inventory is owned by the Company, including all goods customarily sold and/or rented by the Company in connection with the Business (whether located on the premises of the Company, in transit to or from such premises, in other storage facilities, or otherwise) (collectively, the "Inventory"), and the Company maintains appropriate records of such inventory. The Company has continued to replenish the Inventory in a normal and customary manner consistent with past


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practices. To actual knowledge of the Company and the Selling Shareholders, the
Company has not received written or oral notice that the Company will experience in the future any difficulty in obtaining, in the desired quantity and quality and upon reasonable terms and conditions, the vehicles, materials, supplies, or equipment required for the Business.

            (k)   Taxes.

                  (i) Definitions. For purposes of this Agreement:

                        (a) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                        (b) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                  (ii) To the best of the knowledge and belief of the Company and the Selling Shareholders, the Company has properly completed and filed on a timely basis (including extensions) and in correct form all Returns required to be filed on or prior to the Closing Date. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. In particular, to the best of the knowledge of the Company and the Selling Shareholders, the foregoing Returns are not subject to unpaid penalties under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), relating to accuracy-related penalties (or any corresponding provision of state, local or foreign Tax law) or any other unpaid penalties.

                  (iii) To the best of the knowledge and belief of the Company and the Selling Shareholders, with respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods ending on or before the Closing Date and portions of periods commencing before the Closing Date and ending after the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Company to taxing authorities or others on or before the Closing Date have been paid, and all such amounts required to be paid by the Company to taxing authorities or others after the Closing which have not been paid are reflected on the Financial Statements.

                  (iv) No notices raising tax issues have been received by the Company from any taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from the Company. Schedule 2.1(l)(iv) sets forth taxable years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which required Returns have not yet been filed. Except to the extent indicated in Schedule 2.1(l)(iv), all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements of the Company.

                  (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                  (vi) The Company is not a party to or bound by (nor will the Company become a party to or become bound by) any tax indemnity, tax sharing or tax allocation agreement.

                  (vii) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

                  (viii)The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

                  (ix) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (x) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (xi) The Company has not made and will not make a deemed dividend election under Treas. Reg. ss. 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code.

                  (xii) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise.

                  (xiii)None of the Selling Shareholder is other than a United States person within the meaning of the Code.

                  (xiv) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                  (xv) The Company's tax basis of each of its assets is reflected in its Unaudited Financial Statements.

                  (xvi) All elections with respect to Taxes made during the fiscal years ended December 31, 1995 are reflected on the Returns for such periods, copies of which have been provided to Purchaser.

            (l)   Employee Payments.

                  (i) The hours worked by and payments made to the Company's employees have not been in violation in any respect of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters.

                  (ii) All payments due from the Company on account of employee health and welfare insurance have been paid or accrued.

                  (iii) All severance, sick, or vacation payments by the Company, which are or were due under the terms of any agreement or otherwise have been paid or are described in Schedule 2.1(l)(iii).

            (m) Compliance With Law. The Company has complied and is in compliance with all applicable zoning decisions and, to the best of the knowledge of the Company and the Selling Shareholders, has complied and is in compliance with all applicable federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions. To the best of the knowledge and belief of the Company and the Selling Shareholders, the Company has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory or zoning bodies necessary to carry on the Business and maintain the assets of the Company, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations and approvals shall be valid and in full force and effect upon the consummation of the transactions contemplated by this Agreement to the same extent as if the Company prior to the Closing Date were continuing the Business and operations of the Company. To the best of the knowledge and belief of the Company and the Selling Shareholders, there is no order issued, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal state, local, or foreign court or governmental agency or instrumentality applicable to the Company. The Company has valid use permits for the Business and its operations.

            (n) No Disclosure Items. Except as otherwise indicated in Schedule 2.1(n), there is no adverse information with respect to the Company, the Selling Shareholder(s) or any officer, director or employee of the Company which information would require disclosure in connection with a filing by the Company under the federal securities acts. Neither the Company nor any Selling Shareholder has failed to disclose any material fact which would be required to be disclosed for purposes of a proxy statement or other communication involved in a public offering in accordance with the provisions of Rule 10b-5 or Rule 14a-9(a) of the U.S. Securities and Exchange Commission.

            (o) Governmental Consents. To the best of the knowledge of the Company and the Selling Shareholders, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local, or provincial governmental authority on the part of the Company or the Selling Shareholders is required in connection with the consummation of the transactions contemplated hereunder.

            (p) Proprietary Rights. The Company owns all rights to computer programs, databases, logos, trade names, trademarks, service marks, intellectual property, Customer and Supplier lists, and other trade secrets, together with the goodwill associated therewith, necessary for the Business as now conducted (collectively, the "Proprietary Rights") and as proposed to be conducted without, to the knowledge of the Company or the Selling Shareholders, any conflict with or infringement upon the rights of others.

            (q) Restrictive Documents or Orders. To the best of the knowledge of the Company and the Selling Shareholders, the Company is not a party to nor bound under any agreement, contract, order, judgment, or decree, or any similar restriction which adversely affects, or reasonably could be expected to adversely affect (i) the continued operation by Purchaser (through its ownership of the Company) of the Business and operations of the Company on and after the Closing Date on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

            (r) Contracts and Commitments.

                  (i) Schedule 2.1(r)(i) hereto sets forth a list of all material written agreements and contracts, contract rights, licenses, and other executory commitments (written or unwritten) other than purchase and sale orders and quotations (collectively, the "Contracts") including, without limitation, those contracts with insurance companies, credit companies, governmental agencies, rental agencies, and all others under which the Company is supplied with materials, supplies, or equipment ("Materials") (such suppliers shall be referred to herein as "Suppliers") to which the Company is a party or to which any of the assets of the Company are subject. To the best of the knowledge and belief of the Company and the Selling Shareholders, there are no oral agreements or commitments that would have a material adverse effect on the Company.

                  (ii) To the best of the knowledge of the Company and the Selling Shareholders, the Company has performed all of its obligations under the terms of each Contract, and is not in default thereunder, except as described in
Schedule 2.1(r)(ii). No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. To the best of the knowledge and belief of the Company and the Selling Shareholders, each such Contract is valid and binding on all parties thereto and in full force and effect. The Company has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract. The Company is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation.

                  (iii) There has not been any notice (written or unwritten) from any Supplier that any such Supplier will not continue to supply the current level and type of Materials currently being provided by such Supplier upon the same terms and conditions.

            (s) Debt. Schedule 2.1(s) sets forth a list of all agreements for the incurring of indebtedness for borrowed money and all agreements relating to industrial development bonds to which the Company is a party or guarantor. None of the obligations pursuant to such agreements are subject to acceleration by reason of the consummation of the transactions contemplated hereby, nor would the execution of this Agreement or the consummation of the transactions contemplated hereby result in any default under such agreements. The Company has furnished Purchaser with true and correct copies of each such agreement listed in Schedule 2.1(s). The Company is not in default under any of the agreements listed thereon, nor is the Company aware of any event that, with the passage of time, or notice, or both, would result in an event of default thereunder.

            (t) Related Property. Schedule 2.1(t)(i) hereto lists all of the Company's ownership interests (except for leasehold interests set forth in Schedule 2.1(ah)) in real property, machinery, equipment, tooling, furniture, fixtures, motor vehicles, supplies, spare parts, computer equipment, printers, copiers, software, telecommunications equipment, miscellaneous supplies, tools, repair and maintenance parts, chemicals, and fixed assets related to the Business and operations of the Company (the "Related Property"). To the best knowledge of the Company and the Selling Shareholders, all of the Related Property is generally in good operating condition, normal wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. Schedule 2.1(t)(ii) hereto lists certain property that belongs solely to and shall be retained by the Selling Shareholders.

            (u) Assets. The assets of the Company include all the assets necessary to operate the Business in the same manner as the Business was operated by the Company immediately prior to the Closing Date, and none of the Selling Shareholders, nor any family member or entity affiliated with the Selling Shareholders or any such family member, owns, or has any interest in, any asset used in the operation of the Company.

            (v) Title to the Property. The Company has good and marketable title to the assets of the Company (including, but not limited to the Related Property) and a valid and subsisting leasehold interest in all leased property. Except as described in Schedule 2.1(v), the Company owns all of its assets and property free and clear of any lien.

            (w) Litigation. Except as described in Schedule 2.1(w), none of the Company, the Selling Shareholders nor any of the Company's officers or directors is engaged in, or has received any threat of, any litigation, arbitration, investigation, or other proceeding relating to the Company, any of the Selling Shareholders, or the Company's officers, directors, employees, benefit plans, properties, Proprietary Rights, the Business, or the assets, licenses, permits, or goodwill of the Company; or against or affecting this Agreement, the Related Agreements or the actions taken or contemplated in connection herewith and therewith, nor, to the best of each's knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding, or (to the best knowledge of the Company and the Selling Shareholders) investigation pending or threatened against the Company, or any of the Selling Shareholders, or the officers or directors of the Company, that questions the validity of this Agreement, the Related Agreements, or the right of the Company or the Selling Shareholders to enter into this Agreement, the Related Agreements, any documents to be delivered in connection with the Closing, or to consummate the transactions contemplated hereby or thereby, or which might result in any adverse change in the assets of the Company, the Business, conditions, or properties of the Company, or the financial condition of the Selling Shareholders. There is no action, suit, proceeding, or investigation by the Company or the Selling Shareholders currently pending or which any of them currently intends to initiate. None of the Company, the Selling Shareholders, nor any of the Company's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the Business or the assets of the Company.

            (x) No Conflict or Default. To the best of the knowledge and belief of the Company and the Selling Shareholders, neither the execution and delivery of this Agreement or the Related Agreements, nor compliance with the terms and provisions hereof and thereof including, without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental or administrative authority, or conflict with or result in the breach of any term, condition, or provision of the Company's Articles of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which the Company or the Selling Shareholders is a party or by which it or he or any of the assets of the Company are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.


            (y) Consents. To the best of the knowledge and belief of the Company and the Selling Shareholders, no consent, approval, or authorization of any person, agency or third party or on the part of the Company or the Selling Shareholders is required in connection with the consummation of the transactions contemplated hereunder.

            (z) Labor Relations.

                  (i) To the best of the knowledge and belief of the Company and the Selling Shareholders, with respect to the Business and operation of the Company, the Company has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

                  (ii) There are no labor controversies pending or, to the knowledge of the Company or the Selling Shareholders, threatened between the Company and any of its employees (the "Employees") or any labor union or other collective bargaining unit representing any of the Employees.

                  (iii) The Company has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the Employees.

                  (iv) Except as set forth in Schedule 2.1(z), there are no written employment or separation agreements, or oral employment or separation agreements other than (1) those establishing an "at will" employment relationship between the Company and any of the Employees and which do not provide for any advance notice requirements to terminate an Employee's employment or any severance or salary or benefits continuation obligations on the part of the Company and (2) any unknown future claims for wrongful termination based upon a theory of implied agreements arising out of course of conduct.

            (aa) Brokers' and Finders' Fees/Contractual Limitations. Neither the Selling Shareholders nor the Company is obligated to pay any other fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Related Agreements, or in connection with any transactions contemplated hereby and thereby. None of the Selling Shareholders, the Company, or any officer, director, employee, agent, or representative of the Company (collectively, the "Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts the Company, the Selling Shareholders or the Representatives from negotiating, entering into, and consummating this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

            (ab) Environmental and Safety Matters.

                  (i) To the best of the knowledge and belief of the Company and the Selling Shareholders, the Company has all permits, licenses, approvals and registrations required to be issued under applicable federal, state and local laws, statutes and regulations relating to the protection of human health, safety, the environment and natural resources ("Environmental Laws") and, to the best of the knowledge of the Company and the Selling Shareholders, is in compliance with the terms and conditions thereunder. To the best of the knowledge and belief of the Company and the Selling Shareholders, the Company is in compliance with and there are no past or present conditions, activities, actions, or plans which may prevent compliance with, any current or past law related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the release, emission, or discharge of any hazardous substance or hazardous waste ("Hazardous Substance Issues") or any regulations, plans, judgments, injunctions, or notices promulgated or approved thereunder: (1) which are applicable to the operations of the Company, or the Selling Shareholders, or the property owned or leased by the Company or the Selling Shareholders, or the assets of the Company, or the Business or operations of the Company, or (2) which may give rise to any liability of the Company, or the Selling Shareholders or otherwise form the basis of any ongoing or threatened claims, actions, demands, suits, proceedings, hearings, studies, or investigations against or relating to the Company, the property owned or leased by the Company or the Selling Shareholders, or the Business, or the assets of the Company, that are based on or related to any Hazardous Substance Issues.

                  (ii) To the best of the knowledge of the Company and the Selling Shareholders, no release of a hazardous substance has come to be located on or beneath and remain located on or beneath any of the real property upon which the Business is conducted or upon which any of the property owned or leased currently or in the past by the Company or the Selling Shareholders or any predecessor which relates to the Business or operations of the Company are held or maintained.

                  (iii) Schedule 2.1(ab) sets forth all reports, studies, and evaluations conducted by the Company or the Selling Shareholders, or received by the Company or the Selling Shareholders with respect to such matters.

                  (iv) Neither the Company nor any of the Selling Shareholders has any knowledge of the possible or actual presence, disposal, release or threatened release of any hazardous substance or hazardous waste on or under any adjacent properties.

                  (v) To the best of the knowledge of the Company and the Selling Shareholders, the Company has not been alleged to be in violation of, or been subject to any administrative, judicial, or regulatory proceeding pursuant to, any applicable Environmental Laws either now or any time during the past. No Claims (as hereinafter defined) have been or are currently asserted against the Company based on the Company's or any of the Selling Shareholders' acts or failures to act prior to the Closing Date with respect to hazardous substances or hazardous wastes. As used herein, "Claim" shall mean any and all claims, demands, orders, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees, and any other expenses incurred, assessed or sustained by or against the Company or the Selling Shareholders.

                  (vi) To the best of the knowledge of the Company and the Selling Shareholders, none of the properties owned, leased, or operated by the Company or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites, the Comprehensive Environmental Response, Compensation and Liability Information System, or any other state or local environmental database.

            (ac) Certain Payments. The Company has not, and no person directly or indirectly on behalf of the Company has, made or received any payment that was not legal to make or receive.

            (ad) Customers. To the best of the knowledge and belief of the Company and the Selling Shareholders, Schedule 2.1(ad) hereto lists all of the customers of the Company for the year 1996 to date (such customers referred to herein individually as a "Customer"). No single Customer of the Company accounted for more than ten percent (10%) of the net sales or rentals of the Company (calculated on a unit basis) during 1996. The Company has furnished Purchaser with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such Customers. Neither the Company nor any of the Selling Shareholders is aware of any event, happening, or fact which would lead it or him to believe that any of such Customers will not continue its current level of purchases and/or rentals after the Closing Date.

            (ae) Books and Records. The books and records of the Company to which Purchaser and its accountants and attorneys have been given access are the true books and records of the Company and truly and fairly reflect the underlying facts and transactions in all respects.

            (af) Complete Disclosure. To the best of the knowledge and belief of the Company and the Selling Shareholders, no representation or warranty by the Company or the Selling Shareholders in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein and therein not materially misleading. If the Company or any of the Selling Shareholders becomes aware of any fact or circumstance which would change a representation or warranty of the Company or the Shareholders, the Company and the Shareholders shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve either the Company or the Shareholders of their respective obligations under this Agreement.

            (ag) Leased Properties. The Financial Statements and Schedule 2.1(ag) hereto together list all personal property (including equipment leases) and real property leased by the Company or by the Selling Shareholders in connection with the Business (the "Leased Properties") and the aggregate annual rent or other fees payable under all such leases. The Company has a valid leasehold or ownership interest in all of the Leased Properties, free and clear of any liens.

            (ah) Employees and Employee Benefit Plans.

                  (i) Other than as set forth in Schedule 2.1(ah) hereto, the Company is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization. The Company is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (ii) With respect to each such plan set forth in Schedule 2.1(ah) (a "Plan"), the Company has furnished to Purchaser or its counsel complete and accurate copies of the Plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications). With respect to each Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted, or distributed all notices and reports to employees required to be filed, posted, or distributed with respect to each Plan. Each Plan has at all times been properly and completely funded by the Company and has been operated and administered in all respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

                  (iii) All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 2.1(ah) hereof. Except as disclosed on Schedule 2.1(ah), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed and distributed, and copies thereof are included as part of Schedule 2.1(ah) hereof. The Company further represents that:

                        (a) there have been no terminations, partial terminations, or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

                        (b) no such plan listed in Schedule 2.1(ah) subject to the provisions of Title IV of ERISA has been terminated;

                        (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 2.1(ah); and

                        (d) The Company has not incurred any liability under
Section 4062 of ERISA.

                  (iv) Neither the Company nor any of the Selling Shareholders has made any oral or written communications to its current or former employees that guarantee current or former employees continuation of employer-provided benefits or retirement coverage under the Company's welfare benefit plans or which would have any effect on the Purchaser's ability to terminate retiree or any other benefits to all current or former employees.

                  (v) To the best of the knowledge of the Company and the Selling Shareholders, the Company has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 applicable to its Employees prior to the Closing Date or any prior actions of or transactions entered into by the Company or the Selling Shareholders.

            (ai) Compensation. The Company has delivered to Purchaser an accurate schedule, attached to this Agreement as Schedule 2.1(ai), showing all officers, directors, and key employees of the Company and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation, respectively) of the directors, officers, and key employees.

            (aj) Insurance. The Company maintains policies of insurance covering the assets of the Company, properties, and Business in types and amounts as set forth in Schedule 2.1(aj). To the best of the knowledge and belief of the Company and the Selling Shareholders, the Company is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated and the Company has not received any written notice of cancellation of any such policies. Schedule 2.1(aj) lists and describes all the Company insurance policies in effect immediately prior to the time of Closing. To the knowledge of the Company and the Selling Shareholders, such policies are with reputable insurers and are in amounts sufficient for the prudent protection of the properties and the Business of the Company.

            (ak) Accounts and Notes Receivable. Schedule 2.1(ak) hereto sets forth all accounts and notes receivable of the Company ("Accounts Receivable").
Schedule 2.1(ak) shows the aging of Accounts Receivable in amounts due in thirty-day aging categories. All Accounts Receivable represent sales or rentals actually made or services actually performed in the ordinary and usual course of the Company's business.

            (al) Representations and Warranties on the Closing Date. The Company's and the Selling Shareholders' representations and warranties contained in this Article II shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on such date, except to the extent any such representations and warranties were made as of a specified date, in which case such representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date.

      Section 2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to each of the Companies and the Selling Shareholders that immediately prior to the time of Closing:

            (a) Organization and Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia, and has all requisite power and authority to lease, own, and operate its properties and carry on the Business and operations and to directly own, lease, and operate its assets. Purchaser has delivered to the Company complete and accurate copies of its Certificate of Incorporation and Bylaws and all amendments thereto, and all minutes and actions of its Board of Directors and shareholders. The Purchaser is not in violation of any of the provisions of the Certificate of Incorporation or the Bylaws.

            (b) Capitalization and Ownership. The authorized and outstanding capital stock of Purchaser and its par value per share, if any, is as set forth on Schedule 2.2(b) hereto. Each person listed on Schedule 2.2(b) is the lawful owner of that number of the issued and outstanding shares of capital stock of Purchaser set forth opposite such person's name, free and clear of any restrictions upon. The shares of Common Stock set forth on Schedule 2.2(b) constitute all of the shares of capital stock of the Purchaser issued and outstanding and have been duly authorized and validly issued, fully paid and nonassessable, and to the best of the knowledge and belief of the Purchaser, issued in compliance with all applicable federal and state securities laws. Except as provided in this Agreement, there are no outstanding subscriptions, warrants, calls, options, conversion rights, rights of exchange or other commitments, plans, agreements, or arrangements of any nature under which the Purchaser or its shareholders may be obligated to issue, assign, exchange, purchase, redeem or transfer any shares of capital stock of the Purchaser, and there are no shareholders' agreements to which the Purchaser or its shareholders is a party, or proxies, voting trust agreements or similar agreements or options executed by the Purchaser or to which the Common Stock is subject. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Purchaser obligating the Purchaser or, to the best knowledge of Purchaser, its shareholders to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Upon issuance of shares of Common Stock in exchange for the shares of the Company's Capital Stock, as set forth herein, the Selling Shareholders shall acquire good and marketable title to the shares of Common Stock, free and clear of any liens, pledges, encumbrances, security interests, charges, equities or restrictions of any nature imposed by Purchaser except as set forth in this Agreement.

            (c) Authorization. Purchaser has full corporate power and authority to enter into this Agreement, the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Related Agreements. Purchaser has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements. This Agreement and the Related Agreements constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms; except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, and general principles of equity.

            (d) Brokers' and Finders' Fees/Contractual Limitations. Purchaser is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Related Agreements, or in connection with any transactions contemplated hereby. Neither Purchaser nor any officer, director, employee, agent, or representative of Purchaser (collectively, the "Purchaser Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Purchaser or the Purchaser Representatives from negotiating, entering into, and consummating this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

            (e) Financial Condition. Purchase has an Actual Company Value of not less than $990,941 and an Actual Net Tangible Asset Value of not less than $913,941.

      Section 2.3 Survival of Representations and Warranties. Purchaser's and the Selling Shareholders representations and warranties contained in this
Article II shall survive the Closing for a period of twenty-four (24) months from the Closing Date unless earlier terminated by exercise by the Selling Shareholders of the Put Option (as defined in Section 6.3 hereof).

      Section 2.4 Disclosure. Disclosure of any item on any schedule hereto shall be deemed adequate disclosure of such item on all other schedules.

                                     ARTICLE III

                                      COVENANTS

      Section 3.1 Covenants Against Disclosure. (a) The terms and provisions of this Agreement, and any information heretofore disclosed or to be disclosed in the future in connection herewith by any party hereto to any other party, other than information which is in the public domain or which the disclosing party authorizes the receiving party in writing to disclose (such terms, provisions and information herein called the "Confidential Material") shall be treated confidentially by the parties; provided that any party may disclose Confidential Material of another party to the receiving party's employees, accountants, attorneys and advisors who need to know the same (it being understood that they shall be informed by the receiving party of the confidential nature of the Confidential Material, and that the receiving party shall cause them to treat the same confidentially), and otherwise to the extent required by law. The parties acknowledge that remedies at law would be inadequate to enforce the covenants contained in this Section 3.1 and therefore agree that a party aggrieved hereunder may enforce such covenants through the remedy of specific performance or other equitable relief. Should an aggrieved party have cause to seek such relief, no bond shall be required, and the breaching party shall pay all attorney's fees and court costs which the aggrieved party may incur in enforcing the provisions of this Section. The covenants contained in this
Section 3.1(a) shall survive until the expiration of the Put Option described in
Section 6.3 hereof.

      (b) The parties shall, by mutual agreement, draft a press release for public dissemination. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the Related Agreements or the parties hereto or thereto without the prior written consent of the Company and Purchaser, except as required by law.

      Section 3.2 Access to Information. The Company will give Purchaser and its accountants, legal counsel, and other representatives reasonable access, during normal business hours, at times mutually agreeable among the parties, to all of the properties, books, contracts, commitments, and records relating to the Business and the assets of the Company, and the Company will furnish to Purchaser, its accountants, legal counsel and other representatives, at the Company's expense (which expense shall not include the costs and fees of Purchaser accountants, legal counsel, and other representatives), all such information concerning the Business or the assets of the Company as Purchaser may request. Purchaser agrees to indemnify and hold the Company harmless from and against loss or damage the Company may incur as a result of Purchaser's activities or the activities of Purchaser's agents, representatives or designees upon property owned or occupied by the Company and against any and all claims for death or injury to persons or properties arising out of or connected with Purchaser's (or its agents', representatives' or designees') going upon such property pursuant to the provisions of this Agreement. Such indemnification shall be provided in accordance with the provisions of Article V hereof.

      Section 3.3 Interim Period. During the period from the date of execution hereof through the expiration date of the Put Option in accordance with the provision of Section 6.3 hereof (the "Interim Period"):

            (a) The Company shall continue to operate as a separate wholly-owned subsidiary of the Purchaser. The Purchaser and the Crescent Shareholders hereby agree that they will not take any action during the Interim Period to effect a change in the Board of Directors or the management of the IGD subsidiary or sell, assign, hypothecate or transfer any of the Capital Stock of the CGD subsidiary without the consent of the IGD Board of Directors.

            (b) The number of Directors of the Purchaser shall be eight (8). Edward H. L. Mason shall be appointed to the Board of Directors of the Purchaser on the Closing Date and may not be removed during the Interim Period except for cause. If Mr. Mason shall be removed for cause or shall be unable or unwilling to serve as a Director, the Selling Shareholders shall immediately appoint his successor. The parties acknowledge that after the Interim Period, the Board of Directors of Purchaser is anticipated to expand through the addition of independent directors and corporate acquisitions.

            (c) During the Interim Period, all votes and action of the Board of Directors of the Purchaser shall require unanimity, to the extent any such vote or action relates to any of the following activities by the Purchaser: any acquisition or disposition, any share issuance, any borrowing of funds, any encumbrance to be created on property of the Purchaser, the issuance of any guarantee and entering into any lease, agreement or other arrangement providing for an expenditure exceeding $1,000.00. Notwithstanding the foregoing, that no party hereto shall be entitled to vote in connection with any proposed action by Directors relating to any alleged failure by such party to observe or perform any of his or its obligations under this Agreement.

            (d) The Board of Directors shall proceed promptly to discuss and prepare a business plan for the Purchaser in light of the markets, operations, personnel, expertise, financial condition and prospects of the Company, and such other factors as the Board may deem relevant. The parties agree that the Purchaser shall have a Technology Division, whereof Daniel Bailey shall be Chief Executive Officer, and a Graphics Division, whereof William Rychel shall be Chief Executive Officer, provided such individuals are able and willing to serve. The parties shall use all reasonable efforts to promote the interests of the Purchaser, including without limitation the diligent pursuit of all activities relating to a public offering and the development of the business of the respective companies.

            (e) The parties acknowledge that all of the Schedules hereto are not completed as of the date of execution of this Agreement. All missing or incomplete Schedules shall be compiled and agreed upon by the parties within 15 days after such execution.

            (f) The Purchaser shall exercise its reasonable best efforts to obtain, effective as soon as reasonably practicable after the execution hereof, a policy of directors' and officers' liability insurance, in such amounts and covering such risks as normally are insured for by companies of approximately the same size as, and engaged in businesses substantially similar to, Purchaser.

            (g) Each of the Purchaser and the Company represent and warrant that during the Interim Period it shall have sufficient Actual Company Value to enable it to conduct its respective business in an ordinary course manner without incurring any additional indebtedness.

      Section 3.4 Special Crescent Covenants. By executing this Agreement, Phillip C. Aginsky ("Aginsky") covenants and agrees that he shall cause Alongal Extrusions, Inc. ("Alongal") duly to perform and observe all of the covenants, agreements, representations and warranties of Alongal contained in this Agreement. Dan I. Bailey, Peter Goletz, Michelle L. Lightman and William J. Parillo agree with Alongal that they shall transfer all of their shares of capital stock of the Purchaser to Alongal prior to the Closing Date in exchange for an aggregate 49% interest in Alongal to be prorated among them according to the capital stock of the Purchaser outstanding. Notwithstanding anything contained in this Agreement, the Crescent Shareholders and the Purchaser consent that all shares of capital stock of the Purchaser indicated in Schedule 2.1(b) as not owned by Alongal shall be transferred to Alongal as contemplated by this Section.

      Section 3.5 On and After Closing. Subject to the provisions of Section 6.3 hereof, on and after the Closing Date, none of the shares of stock of the Purchaser which are subject to the escrow provisions of this Agreement shall be transferred or pledged except pursuant to the provisions of this Agreement. The voting rights with respect to such shares shall be exercisable by the owners of such shares. Dividends, if any, declared on the Common Stock during the effectiveness of such escrow provisions shall be paid to and reinvested by the escrow agent as the parties shall agree.

      Section 3.6 Non-Competition.

            (a) Commencing as of the Closing Date and continuing for three (3) years thereafter, each of the Selling Shareholders agree that he shall not engage (except in his respective capacity as an employee of Purchaser if applicable), directly or indirectly, whether on his own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities within a fifty (50) mile radius of the zero milepost of the respective city in which each Company is located (the "Territory"):

                  (i) Enter into or engage in the businesses of computer systems integration, wholesale distribution of computers or computer-peripherals, or reseller activities in such products, including the wholesale purchase and selling or leasing of computers and computer-peripheral equipment, data communications equipment and software, or providing technical support or advice to end users in relation to such products (such businesses are collectively referred to herein as the "Protected Business"). As used herein, the term Protected Business shall not, however, include the commission-based representation of product manufacturers to facilitate sales of products by such manufacturers directly to distributors, value-added resellers and end users ("Manufacturer Representation").

                  (ii) Solicit customers, suppliers, or business patronage in the Territory which results in competition with the Purchaser or any of its affiliates in the Protected Business;

                  (iii) Encourage or solicit any Employees of or service providers to the Business, Purchaser, or any of its affiliates to leave the employment of or terminate their service relationship with Purchaser or any of its affiliates for any reason; or

                  (iv) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any aspect of the Protected Business.

            (b) If, in any judicial proceeding, a court shall refuse to enforce in such action any of the covenants included herein, then at the option of Purchaser or its affiliates, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding. The parties intend to have covenants enforceable to the fullest extent of the law as to scope, time and geography.

            (c) The parties agree that due to the unique nature of the services and capabilities of the Company and the Selling Shareholders, there can be no adequate remedy at law for any breach of their respective obligations hereunder, that any such breach may allow the Selling Shareholders and/or third parties to unfairly compete with Purchaser or its affiliates resulting in irreparable harm to Purchaser or its affiliates, and therefore, that upon any such breach or any threat thereof, Purchaser or its affiliates shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

            (d) Each of the Selling Shareholders acknowledges, represents and warrants to Purchaser that the covenants of each in this Section 3.6 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon him.

            (e) The parties hereto acknowledge that certain of the Selling Shareholders are shareholders in IP Marketing, Inc., to be renamed Intelligent Products Marketing, Inc. ("IPM") and that IPM and its shareholders have been and are currently engaged as manufacturer's representatives in connection with computer products, some of which products may be similar to or competitive with products in which the Purchaser will be involved. The parties acknowledge that the activities of IPM and its shareholders involve Manufacturer Representation. Because the Protected Business does not include Manufacturer Representation, the parties deem that the role of IPM and its shareholders in the product market is materially different from that of the Purchaser. Accordingly, the parties (1) waive any and all claims of breach of the non-competition provision of this Agreement with respect to Manufacturer Representation activities carried on by IPM and its shareholders prior to the date hereof; and (2) similarly waive any and all claims of breach of such non-competition provision with respect to future Manufacturer Representation engaged in by IPM and its shareholders.

            (f) The waiver and exception contained in Section 3.6(e): (1) shall not be construed to constitute a waiver or exception concerning any activity not specifically described in Section 3.6(e), and (2) without limiting the generality of the foregoing, shall not apply to any involvement by the Selling Shareholders, whether directly or indirectly, in the ownership or management of any entity engaged, either directly or indirectly, in systems integration, the wholesale distribution of computers or computer-peripherals, or reseller activities in such products, other than Manufacturer Representation.

      Section 3.7 Further Assurances. On or after the Closing Date, each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to consummate, in any other manner, the terms and provisions of this Agreement.

                                     ARTICLE IV

                         CONDITIONS PRECEDENT TO OBLIGATIONS

      Section 4.1 Conditions to Obligations of Purchaser. Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction on or before the Closing Date of the following conditions (unless waived in writing by Purchaser), and the Company and the Selling Shareholders shall exercise all reasonable efforts in good faith to satisfy such conditions:

            (a) Representations and Warranties. The representations and warranties of each of the Selling Shareholders and the Company set forth in
Section 2.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if such representations and warranties were made as of such date and time.

            (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by the Company or each of the Selling Shareholders, as the case may be, including Boards of Directors approval, shall have been fully performed and complied with at or prior to the Closing Date.

            (c) No Material Adverse Change. Since the date of the Unaudited Financial Statements, there shall have occurred no material adverse change in the financial condition, the Business, the assets of the Company, or properties of the Company which adversely affects the conduct of the Business as presently being conducted, the assets of the Company, or the financial condition or properties of the Company.

            (d) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing Date and any applicable waiting period under any applicable federal law shall have expired.

            (e) Due Diligence Review. Purchaser shall have completed to its reasonable satisfaction its due diligence review of the Company and its operations, the Business, the assets and financial condition of the Company, and Purchaser shall have received favorable reviews from its advisors of the results of their due diligence review of the Business.

            (f) Certificate of President and Shareholders. The Company shall have delivered to Purchaser a certificate executed by its President and the Selling Shareholders, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a)-(e) of this Section 4.1 have been satisfied with respect to the Company and the Selling Shareholders.

            (g) Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel.

            (h) Execution of Related Agreements. Purchaser shall have received fully executed copies of the Related Agreements.

            (i) Licenses. Purchaser shall have received all licenses from all appropriate governmental agencies to operate the Business in the same manner as each of the Companies operated the Business prior to the Closing Date. This condition shall be deemed satisfied in the event that the Purchaser fails to use reasonable diligence in applying for and pursuing such licenses.

            (j) Accounts Receivable; Inventory. The Company shall have delivered to Purchaser receivables and inventory equal to at least seventy-five percent (75%) of its Accounts Receivable (as reflected in Schedule 2.1(ak) hereto) and Inventory (as reflected in Schedule 2.1(j) hereto) as of the date of this Agreement.

            (k) Stock Certificates. Each of the Selling Shareholders shall have delivered the stock certificates representing his shares of Capital Stock, duly endorsed for transfer to the Purchaser.

            (l) Resignations. The officers and directors of the Company shall have delivered to Purchaser their resignations, effective as of the expiration of the Put Option in accordance with Section 6.3 hereof.

            (m) Consents. Purchaser shall have received each and every consent, approval and waiver (if any) required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

      Section 4.2 Conditions to Obligations of the Company and the Selling Shareholders. Each and every obligation of the Company and the Selling Shareholders to be performed on the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by the Selling Shareholders or the Company), and the Purchaser shall exercise all reasonable efforts in good faith to satisfy such conditions:

            (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 2.2 of this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if such representations and warranties were made as of such date and time.

            (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by Purchaser, as the case may be, including Board of Directors and shareholder approval, as applicable, shall have been fully performed and complied with at or prior to the Closing Date.

            (c) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing Date and any applicable waiting period under any applicable federal law shall have expired.

            (d) Certificate of Officers. Purchaser shall have delivered to the Company a certificate executed by its authorized officer, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a)-(c) of this Section 4.2 have been satisfied.

            (e) Execution of Related Agreements. The Company shall have received fully executed copies of the Related Agreements (and all other documents required hereunder).

            (f) Shareholder Employment Agreements. Purchaser shall have entered into an employment agreement with Patrick McLaughlin in substantially the form attached hereto as Exhibit 4.2(f) and providing for the services to be performed principally at Pleasonton, California and for compensation of not less than $125,000 per year.

            (g) Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to the Selling Shareholders under this Agreement shall be reasonably satisfactory to each of the Selling Shareholders and their counsel.

            (h) Directorships. At least one individual designated by the Company shall have been duly appointed as a Director of the Purchaser.

            (i) Insurance. The Purchaser shall have exercised its reasonable best efforts to obtain a policy of directors' and officers' liability insurance, in such amounts and covering such risks as normally are insured for by companies of approximately the same size as, and engaged in businesses substantially similar to, Purchaser.

                                      ARTICLE V

                                   INDEMNIFICATION

      Section 5.1 Survival of Representations, Warranties, Covenants and Agreements.

            (a) All representations, warranties, covenants, and agreements of the Company, the Selling Shareholders, and Purchaser shall survive the execution, delivery, and performance of this Agreement for two years from the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1(b), 2.1(i) and 2.1(y) and the obligation of indemnity therefor, and the agreements contained in Sections 1.2 and 3.3(e) shall survive until the applicable statutes of limitations have expired. All representations and warranties of the Company, the Selling Shareholders, and Purchaser set forth in this Agreement shall be deemed to have been made again by the Company, the Selling Shareholders and Purchaser on and as of the Closing Date.

            (b) As used in this Article V, except as otherwise indicated in this
Article V, any reference to a representation, warranty, agreement, or covenant contained in any section of this Agreement shall include the schedule relating to such section.

      Section 5.2 Indemnification of Purchaser.

            Each of the Selling Shareholders hereby agrees to indemnify and hold harmless Purchaser and its affiliates, the Companies and the other Selling Shareholders (collectively the "Indemnified Parties") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by the Indemnified Parties directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Company or the Selling Shareholders in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall be referred to as "Company Indemnifiable Claims").

      Section 5.3 Indemnification of the Selling Shareholders. Purchaser hereby agrees to indemnify and hold harmless each of the Selling Shareholders against any and all Damages, asserted against, reasonably resulting from, imposed upon, or incurred or suffered by such Selling Shareholders as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Purchaser in this Agreement or the Related Agreements or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment or any claim for the Company or Business liability disclosed to the Purchaser, and which are attributable to occurrences on or after the Closing Date (all of which shall be referred to as "Purchaser Indemnifiable Claims").

      Section 5.4 Procedure for Indemnification with Respect to Third-Party Claims.

            (a) If any party hereto determines to seek indemnification (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") under this Article V with respect to Company Indemnifiable Claims where the Indemnified Party is Purchaser or any of its affiliates or Purchaser Indemnifiable Claims where the Indemnified Party is any of the Selling Shareholders (such Claims shall be referred to herein as "Indemnifiable Claims") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Parties within 60 days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party or its affiliates, and the Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party or its affiliates shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party or its affiliates shall reasonably determine that there is a conflict of interest between or among the Indemnified Party or its affiliates and any Indemnifying Party with respect to such Indemnifiable Claim, in which case the fees and expenses of such counsel will be borne by such Indemnifying Parties, (ii) the Indemnified Party shall have no obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Party or its affiliates to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby; provided, however, the Indemnifying Party shall not be liable for attorneys fees and expenses incurred by the Indemnified Party prior to the Indemnified Party's giving notice to the Indemnifying Party of an Indemnifiable Claim. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

            (b) In the event that such Indemnifying Parties, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim fail to assume the defense of the Indemnified Party or its affiliates against such Indemnifiable Claim, the Indemnified Party or its affiliates shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.

            (c) Notwithstanding anything in this Article V to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially adversely affect the Indemnified Party or its affiliates, the Indemnified Party or its affiliates shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

      Section 5.5 Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice shall state that it is being given pursuant to this
Section 5.5, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 30 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing their intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that such Indemnifying Parties contest the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 7.11 hereof.

      Section 5.6 Escrowed Shares. Each of the Selling Shareholders shall escrow twenty percent (20%) of the Common Stock to be issued to such Selling Shareholder to be available for distribution to Purchaser in the event of an Indemnified Claim not paid in cash by the Indemnifying Party. Such escrow shall expire on the date not less than two (2) years and sixty (60) days after the Date of Closing, when there shall be no pending Indemnification Claim for which notice has been given under Section 5.4, and upon such expiration any original share certificates shall be delivered to the owners thereof. Not later than the Closing Date The parties shall enter into a Pledge, Security and Escrow Agreement in substantially the form and substance attached hereto as Exhibit 5.6.

                                     ARTICLE VI

                        TERMINATION AND CONDITIONS SUBSEQUENT

      Section 6.1 Termination. (a) At any time prior to the time of Closing, this Agreement may be terminated by express written consent of Purchaser and each of the Selling Shareholders.

            (b) Purchaser may terminate this Agreement in the event the conditions set forth in Section 4.1 of this Agreement have not been satisfied or waived prior to the time of Closing.

            (c) Each of the Selling Shareholders may terminate this Agreement in the event the conditions set forth in Section 4.2 of this Agreement have not been satisfied or waived prior to the time of Closing.

            (d) If the failure of such conditions to be fulfilled arises from the fault or intentional act of a party hereto, such party shall be liable to the other parties up to the amount of the documented out-of-pocket expense incurred by such parties in negotiating, structuring and documenting the transaction contemplated by this Agreement. No party shall be responsible for indirect, special or expectancy damages for such nonfulfillment of conditions.

      Section 6.2 Effect of Termination. In the event of termination as provided in Section 6.1 above, Sections 3.1, 7.4 and 7.11 shall survive such termination and continue in full force and effect.

      Section 6.3 Conditions Subsequent to Obligations.

            (a) In the event that the Purchaser has been unable to procure exclusive distribution agreements with manufacturers of high end graphic technology products to the satisfaction of the Selling Shareholders prior to September 30, 1997 (the "Put Date"), the Selling Shareholders shall have the right to put all, but not less than all, of the shares of the Purchaser received by them in connection with this Agreement to the Purchaser (the "Put Option") and the Purchaser shall be obligated to repurchase such shares from the Selling Shareholders.

            (b) The Put Option may be exercised by the Selling Shareholders at any time prior to the Put Date by delivery of written notice of exercise to Purchaser.

            (c) Upon exercise of the Put Option in accordance with this Section 6.3, Purchaser shall return to the Selling Shareholders, in the respective amounts set forth on Schedule 2.1(b), all of the shares of Capital Stock of the Company delivered to Purchaser pursuant to the provisions of Article I. Delivery of the certificates by each of the parties shall take place no more than five business days after the date of such notice at the offices of the Purchaser.

                                     ARTICLE VII

                              MISCELLANEOUS PROVISIONS

      Section 7.1 Notice. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section
7.1. Any party delivering notice to Purchaser shall deliver a copy to: Sheldon
E. Misher, Bachner, Tally, Polevoy & Misher LLP, 380 Madison Avenue, New York, New York 10017. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in
(iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the overnight courier; and
(iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

      Section 7.2 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      Section 7.3 Binding Effect: Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and the Selling Shareholders, their respective successors and permitted assigns, and Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights hereunder in connection with any sale of all or substantially all of Purchaser's assets or any merger, consolidation, or conversion of Purchaser.

      Section 7.4 Expenses of Transaction. The Selling Shareholders shall pay the Selling Shareholders' professional fees and expenses incurred in connection with the negotiation and closing of this Agreement and the Related Agreements, including, without limitation the expenses of the preparation of Annual Financial Statements. The Selling Shareholders shall also pay all the Selling Shareholders' applicable sales, income, use, excise, transfer, documentary, and any other taxes arising out of the transactions contemplated herein. The Company shall pay 9%, as adjusted pursuant to Section 1.3, of all professional fees and expenses incurred by Purchaser in connection with the negotiation and closing of this Agreement and the Related Agreements. Upon expiration of the Put Option unexercised, Purchaser shall reimburse the Selling Shareholders for all Purchaser's expenses and fees paid by the Company.

      Section 7.5 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

      Section 7.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      Section 7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      Section 7.8 Remedies of the Parties. The Company and the Selling Shareholders acknowledge that, in addition to all other remedies to which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder. The parties also agree that the rights and remedies of each party to this Agreement set forth in this Agreement and in all of the exhibits and schedules attached hereto and documents referred to herein shall be cumulative and share inure to the benefit of each such party.

      Section 7.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Georgia.

      Section 7.10 Arbitration; Attorneys' Fees.

            (a) The parties agree to use reasonable efforts to resolve any dispute arising out of this Agreement, but should a dispute remain unresolved ten (10) days following notice of the dispute to the other party (but in no event prior to said ten (10) days, except as specifically provided otherwise herein), such dispute shall be finally settled by binding arbitration in Atlanta, Georgia in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or such other mediation or arbitration service as shall be mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; provided, however, that any party shall be entitled to appeal a question of law or determination of law to a court of competent jurisdiction; and provided, further, however, that the parties may first seek appropriate injunctive relief prior to, and/or in addition to pursuing negotiation or arbitration. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Georgia Code of Civil Procedure and questions of evidence in any hearings shall be resolved in accordance with the Federal Rules of Evidence. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings.

            (b) In the event of arbitration or litigation filed or instituted between the parties with respect to this Agreement or the Related Agreements, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) or the court to have prevailed on the major disputed issues.

      Section 7.11 Cooperation and Records Retention. Each of the Selling Shareholders and Purchaser shall (i) provide the other with access to such records, original or copies, or assistance as may reasonably be requested by them in connection with the preparation of any Tax Return, in connection with any audit or other examination by any Taxing authority or any judicial or administrative proceedings relating to liability for Taxes, or financial reporting obligations, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, or financial reporting obligations, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. All Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date shall remain with Purchaser or the Company and shall be made available for inspection and copying by the parties hereto during normal business hours.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  CRESCENT COMPUTERS, INC.


                                  By: /s/ Dan I. Bailey
                                        Dan I. Bailey
                                        President

                                  Address: 2979 Pacific Drive, Suite B
                                           Norcross, GA 30071


                                  SHAREHOLDERS:

                                  ALONGAL EXTRUSIONS, INC. as Attorney-in-Fact for Anita, Ltd.


                                  By: /s/ Phillip C. Aginsky
                                        Phillip C. Aginsky, President

                                  Address: 1100 S. Tower 225 Peachtree St. N.E.
                                           Atlanta, GA 30303


                                        /s/ Phillip C. Aginsky
                                  ------------------------------------
                                        Phillip C. Aginsky

                                  Address: 2979 Pacific Drive, Suite B
                                           Norcross, GA 30071


                                  Dan I. Bailey /s/ Dan I. Bailey


                                  Peter Goletz /s/ Peter Goletz


                                  Michelle L. Lightman /s/ Michelle L. Lightman


                                  William J. Parillo /s/ William J. Parillo

                       INTELLIGENT PRODUCTS MARKETING, INC.
                       AND IG DISTRIBUTION, INC., d/b/a Intelligent
                       Graphics Distribution


                       By: /s/ Edward H. L. Mason
                           -----------------------------------
                       Name: EDWARD H. L. MASON
                       Title: PRESIDENT (BOTH COMPANIES)

                       Address:    7020 Koll Center Parkway
                                   Suite 100
                                   Pleasanton, CA 94566

                       SHAREHOLDERS:

                       /s/ Edward H.L. Mason

                       Edward H. L.Mason and Margaret M. Mason or
                       Any Successor Trustee(s) Under Trust Agreement Dated 12/15/77, as Amended

                       Address:  90 St. Andrews Lane
                                 Alamo, CA 94507

                       /s/ Margaret Mason
                       -----------------------------
                       Margaret Mason

                       Address:  90 St. Andrews Lane
                                 Alamo, CA 94507

                       /s/ E. Jeffrey Mason
                       -----------------------------

                       E. Jeffery Mason and Diana Mason, as
                       Community Property

                       Address:  353 Canterbury Ct.
                                 Alamo, CA 94507

                       /s/ Christopher B. Mason
                       -----------------------------

                       Christopher B. Mason and Jerri Mason as Trustees of the C&J Mason Trust Dated February 29, 1996

                       Address:  436 Red Wing Drive
                                 Danville, CA 94526

                       /s/ Patrick J. McLaughlin
                       -----------------------------

                       Patrick J. McLaughlin and Jennifer Mason-
                       McLaughlin, as Community Property

                       Address:  437 Coventing Place
                                 Danville, CA 94506

                       AMENDMENT TO STOCK PURCHASE AGREEMENT

      AMENDMENT dated as of June 2, 1997 to the Stock Purchase Agreement dated as of May 1, 1997 (the "Stock Purchase Agreement") by and among Crescent Computers, Inc., a Georgia corporation (the "Purchaser"), the shareholders of the Purchaser set forth on the signature page of the Stock Purchase Agreement (the "Crescent Shareholders"), Intelligent Products Marketing, Inc., a California corporation and IG Distributing, Inc., a California corporation, together doing business as Intelligent Graphics Distribution (collectively, "IGD"), and the shareholders of IGD set forth on the signature page of the Stock Purchase Agreement (the "Selling Shareholders"). All terms used in this Amendment, unless otherwise defined herein, shall have such meaning as ascribed to them in the Stock Purchase Agreement.

      WHEREAS, pursuant to the Stock Purchase Agreement, the Purchaser agreed to purchase all of the issued and outstanding shares of capital stock of IGD held by the Selling Shareholders (the "Acquisition"); and

      WHEREAS, in connection with the Acquisition, the parties hereto desire to amend certain provisions of the Stock Purchase Agreement as set forth in this Agreement in accordance with the provisions of Section 7.5 of the Stock Purchase Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties intending to be legally bound, hereby agree as follows:

      A. Amendments to Stock Purchase Agreement. The Stock Purchase Agreement is hereby amended as follows:

            (1) Section 2.3 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following new paragraph:

                  "Section 2.3 Survival of Representations and Warranties:
            Purchaser's and the Selling Shareholders' representations and warranties contained in this Article II shall survive the Closing for a period of twenty-four (24) months from the Closing Date."

            (2) The last sentence of Section 3.1(a) of the Stock Purchase Agreement is deleted in its entirety and replaced with the following sentence:

                  "The covenants contained in this Section 3.1(a) shall survive until one hundred twenty (120) days from the Closing Date."

            (3) The introductory paragraph of Section 3.3 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following paragraph:

                  "Section 3.3Interim Period. During the period from the date of execution hereof through November 1, 1997 or prior thereto upon the unanimous consent of the Board of Directors of the Purchaser (the "Interim Period"):"

            (4) Section 3.3(a) of the Stock Purchase Agreement is deleted in its entirety.

            (5) The first sentence of Section 3.3(b) of the Stock Purchase Agreement is deleted in its entirety and replaced with the following sentence:

                  "The number of Directors of the Purchaser shall be seven (7)."

            (6) Section 3.3(g) of the Stock Purchase Agreement is deleted in its entirety.

            (7) The first eight words of Section 3.5 of the Stock Purchase Agreement are deleted in their entirety so that Section 3.5 begins with the words "On and after."

            (8) Section 4.1(1) of the Stock Purchase Agreement is deleted in its entirety and replaced with the following new paragraph:

                  "(1) Resignations: The officers and directors of the Company shall have delivered to Purchaser their resignations, effective as of the Closing Date."

            (9) Section 6.3 of the Stock Purchase Agreement is deleted in its entirety.

            (10) The last sentence of Section 7.4 of the Stock Purchase Agreement is deleted in its entirety.

      B. Full Force and Effect. Except as provided herein, all other terms and provisions of the Stock Purchase Agreement shall remain in full force and effect.

      C. Counterparts. This Amendment may be executed in one or more counterparts, which taken together shall constitute a single document.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                    CRESCENT COMPUTERS, INC.


                                    By: /s/ Dan I. Bailey
                                        ---------------------
                                          Dan I. Bailey
                                          President

                                    Address: 2979 Pacific Drive, Suite B
                                             Norcross, GA 30071

                                  SHAREHOLDERS:

                                  ALONGAL EXTRUSIONS, INC., as Attorney-in-Fact
                                    for Anita, Ltd.


                                  By: /s/ Phillip C. Aginsky
                                      -----------------------------------------
                                      Phillip C. Aginsky, President

                                  Address: 1100 S. Tower 225 Peachtree St. N.E.
                                           Atlanta, GA 30303


                                  /s/ Phillip C. Aginsky
                                  ---------------------------------------------
                                  Phillip C. Aginsky

                                  Address: 2979 Pacific Drive, Suite B
                                           Norcross, GA 30071


                                  /s/ Dan I. Bailey
                                  ---------------------------------------------
                                  Dan I. Bailey


                                  /s/ Peter Goletz
                                  ---------------------------------------------
                                  Peter Goletz


                                  /s/ Michelle L. Lightman
                                  ---------------------------------------------
                                  Michelle L. Lightman


                                  /s/ William J. Parillo
                                  ---------------------------------------------
                                  William J. Parillo

                                  INTELLIGENT PRODUCTS MARKETING, INC.
                                  AND IG DISTRIBUTION, INC., d/b/a Intelligent
                                  Graphics Distribution


                                  By: /s/ Edward H.L. Mason
                                      -----------------------------------------
                                  Name: Edward H.L. Mason
                                  Title: President

                                  Address: 7020 Koll Center Parkway
                                           Suite 100
                                           Pleasanton, CA 94566

                         SHAREHOLDERS:


                         /s/ Edward H. L. Mason  Margaret M. Mason
                         -----------------------------------------------------
                         Edward H. L. Mason and Margaret M. Mason or
                         Any Successor Trustee(s) Under Trust Agreement Dated 12/15/77, as Amended

                         Address:


                         /s/ E. Jeffery Mason  Diana Mason
                         -----------------------------------------------------
                         E. Jeffery Mason and Diana Mason, as
                         Community Property

                         Address:


                         /s/ Christopher B. Mason  Jerri Mason
                         -----------------------------------------------------
                         Christopher B. Mason and Jerri Mason as Trustees of the C&J Mason Trust Dated February 29, 1996

                         Address:


                         /s/ Patrick J. McLaughlin  Jennifer Mason-McLaughlin
                         -----------------------------------------------------
                         Patrick J. McLaughlin and Jennifer Mason-
                         McLaughlin, as Community Property

                         Address: